Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined consolidated financial statements of Progress Software Corporation (the “Company” or “Progress”) and Telerik AD (“Telerik”) have been prepared by management to give effect to the acquisition of Telerik by the Company, which was completed on December 2, 2014 (the “Acquisition”). The unaudited pro forma condensed combined consolidated financial statements of Progress have not been audited or reviewed by independent auditors.

The unaudited pro forma condensed consolidated statements of income for the year ended November 30, 2013 and for the nine months ended August 31, 2014 (the “Pro Forma Income Statements”), give effect to the Acquisition as if such Acquisition had occurred on December 1, 2012. The unaudited pro forma condensed consolidated statement of income for the year ended November 30, 2013 combines the audited historical results of the Company for the year ended November 30, 2013 (the Company’s fiscal year end) and the audited historical results of Telerik for the year ended December 31, 2013 (Telerik’s fiscal year end), which were adjusted in order to be consistent with the Company's classification of expenses. The unaudited pro forma condensed consolidated statement of operations for the nine months ended August 31, 2014 combines the unaudited historical results of the Company for the nine months ended August 31, 2014 and the unaudited historical results of Telerik for the nine months ended September 30, 2014, which were not audited or reviewed by independent auditors and were adjusted in order to be consistent with the Company’s classification of expenses. The unaudited pro forma condensed consolidated balance sheet as of August 31, 2014 (the “Pro Forma Balance Sheet”) gives effect to the Telerik acquisition as if it had occurred on August 31, 2014, combining the Company’s August 31, 2014 balance sheet with Telerik’s September 30, 2014 balance sheet, which was not audited or reviewed by independent auditors and was adjusted in order to be consistent with the Company’s account presentation. The Pro Forma Income Statements and the Pro Forma Balance Sheet are hereafter collectively referred to as the “Pro Forma Financial Statements”.

The historical consolidated financial information of the Company and Telerik has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of the Company. The Pro Forma Financial Statements presented are based on the assumptions and adjustments described in the accompanying notes. The actual financial position or results of operations reported by the Company in periods following the Acquisition may differ significantly from those reflected in these Pro Forma Financial Statements for a number of reasons, including but not limited to the impact and benefits of the acquisition, cost savings from operating efficiencies, and the incremental costs incurred in successfully integrating and operating the Telerik business. There were no transactions between the Company and Telerik during the periods presented in the Pro Forma Financial Statements that would need to be eliminated. The Pro Forma Financial Statements are based upon available information and assumptions as of the date of this report that the Company believes are reasonable.

The Pro Forma Financial Statements have been compiled from the following sources with the following unaudited adjustments:

•
The financial information for Progress has been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and extracted without adjustment from: (i) the Company’s audited consolidated statement of income for the fiscal year ended November 30, 2013, contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on January 29, 2014; and (ii) the Company’s unaudited consolidated statement of income for the nine month period ended August 31, 2014, and the Company’s unaudited consolidated balance sheet as of August 31, 2014, both contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on October 9, 2014.

•
The financial information for Telerik (prepared using Bulgarian lev) has been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and derived without material adjustment from: (i) Telerik’s audited consolidated income statement for the year ended December 31, 2013, contained in this Form 8-K/A; and (ii) Telerik’s unaudited consolidated statement of financial position and income statement as of and for the nine month period ended September 30, 2014, which were not audited or reviewed by independent auditors and were adjusted in order to be consistent with the Company’s account presentation or classification of expenses, respectively. These financial statements were originally prepared using Bulgarian lev as the reporting currency, and have been translated into U.S. dollars in the Pro Forma Financial Statements using historic exchange rates.

The average exchange rates applicable to Telerik during the periods presented in the Pro Forma Income Statements and the period end exchange rate for the Pro Forma Balance Sheet are as follows:

		BGN/USD
Year ended December 31, 2013	Average Spot Rate	$0.6781
Nine months ended September 30, 2014	Average Spot Rate	$0.6922
September 30, 2014	Period End Spot Rate	$0.6485

•
Certain adjustments have been made to convert Telerik's IFRS as issued by IASB financial information to U.S. GAAP and to align their policies with the Company’s U.S. GAAP accounting policies. The basis of these adjustments is explained in the notes to the Pro Forma Financial Statements.

•
Telerik translated the financial information from its U.S. operations into Bulgarian lev based upon the requirements of IFRS as issued by IASB. Based upon the Company's review of Telerik’s historical financial statements and understanding of the differences between U.S. GAAP and IFRS as issued by IASB, the Company is not aware of any further adjustments to Telerik’s historical financial statements that are required relating to foreign currency translation.

The Pro Forma Financial Statements are based upon the respective historical and pro forma financial information of the Company and Telerik, and should be read in conjunction with:

•	the accompanying notes to the Pro Forma Financial Statements;

•
the separate historical audited consolidated financial statements of the Company as of and for the year ended November 30, 2013 included in the Company’s Annual Report on Form 10-K for the year ended November 30, 2013;

•
the separate historical unaudited condensed consolidated financial statements of the Company as of and for the nine months ended August 31, 2014 included in the Company’s Quarterly Report on Form 10-Q for the nine months ended August 31, 2014; and

•	the separate historical audited consolidated financial statements of Telerik as of and for the year ended December 31, 2013, included in Exhibit 99.2 of this Current Report on Form 8-K/A.

These Pro Forma Financial Statements are presented for informational purposes only and do not purport to represent what the financial position or results of operations would actually have been if the Acquisition occurred as of the dates indicated or what such financial position or results will be for any future periods.

The Pro Forma Financial Statements were prepared using the acquisition method of accounting for the business combination. Accordingly, consideration paid by the Company to complete the Acquisition was allocated to Telerik’s assets and liabilities based upon their estimated fair values as of the date of completion of the Acquisition. The pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available along with the completion of the purchase price allocation and as additional analyses are performed and have been made solely for the purpose of providing the Pro Forma Financial Statements presented below.

The Company expects to incur additional costs associated with integrating the businesses of the Company and Telerik. The Pro Forma Financial Statements do not reflect the cost of any integration activities or benefits that may result from savings that may be derived from any integration activities. Based on the Company’s preliminary review of Telerik’s summary of significant accounting policies disclosed in Telerik’s financial statements, the nature and amount of any adjustments to the historical financial statements of Telerik to conform Telerik’s accounting policies to those of the Company’s are not expected to be significant.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AUGUST 31, 2014

	August 31, 2014 Progress (unaudited)	September 30, 2014 Telerik (unaudited)		Pro Forma and GAAP Adjustments		Pro Forma Progress (unaudited)
(In thousands)	(in USD)	(in BGN)	(in USD)		Note	(in USD)
Assets:
Cash and cash equivalents	$242,380	11,823	$7,667	$(101,953)	(a)	$148,094
Short-term investments	18,912	—	—	—		18,912
Accounts receivable, net	57,840	12,881	8,354	—		66,194
Deferred tax assets	12,045	3,214	2,084	—		14,129
Other current assets	21,505	1,215	788	—		22,293
Total current assets	352,682	29,133	18,893	(101,953)		269,622

Property and equipment, net	59,176	4,679	3,034	—		62,210
Goodwill	230,677	2,362	1,532	133,799	(b)	366,008
Intangible assets, net	15,139	2,204	1,429	121,171	(b)	137,739
Other long-term assets	2,798	148	96	—		2,894
Long-term deferred tax assets	16,172	5,300	3,437	—		19,609
Total assets	$676,644	43,826	$28,421	$153,017		$858,082

Liabilities and shareholders' equity:
Accounts payable	$7,076	10,825	$7,020	$1,407	(k)	$15,503
Accrued expenses	43,173	—	—	—		43,173
Income taxes payable	4,841	2,408	1,561	—		6,402
Deferred tax liabilities	—	—	—	1,785	(b)	1,785
Other current liabilities	—	1,554	1,008	28,992	(a)(c)	30,000
Deferred revenue	93,086	36,464	23,647	(16,432)	(b)(d)	100,301
Total current liabilities	148,176	51,251	33,236	15,752		197,164

Long-term deferred revenue	2,193	3,138	2,035	(1,414)	(b)(d)	2,814
Deferred tax liabilities	353	—	—	12,260	(b)	12,613
Other noncurrent liabilities	1,645	2,096	1,359	120,000	(a)	123,004
Total Liabilities	152,367	56,485	36,630	146,598		335,595

Common stock and additional paid-in capital	200,681	17,452	11,318	(11,318)	(e)	200,681
Retained earnings	332,729	(30,911)	(20,046)	18,256	(e)(k)	330,939
Accumulated other comprehensive loss	(9,133)	800	519	(519)	(e)	(9,133)
Total shareholder's equity	524,277	(12,659)	(8,209)	6,419		522,487
Total liabilities and shareholders' equity	$676,644	43,826	$28,421	$153,017		$858,082

See notes to the unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED NOVEMBER 30, 2013

	November 30, 2013 Progress (audited)	December 31, 2013 Telerik (unaudited)		Pro Forma and GAAP Adjustments		Pro Forma Progress (unaudited)
(In thousands, except per share data)	(in USD)	(in BGN)	(in USD)		Note	(in USD)
Revenue:
Software licenses	$122,312	28,397	$19,256	$(1,708)	(f)	$139,860
Maintenance and services	211,684	56,846	38,547	(127)	(f)	250,104
Total revenue	333,996	85,243	57,803	(1,835)		389,964
Costs of revenue:
Cost of software licenses	6,889	—	—	—		6,889
Cost of maintenance and services	26,753	20,500	13,901	—		40,654
Amortization of acquired intangibles	1,340	1,304	884	12,076	(g)	14,300
Total costs of revenue	34,982	21,804	14,785	12,076		61,843
Gross profit	299,014	63,439	43,018	(13,911)		328,121
Operating expenses:
Sales and marketing	105,997	32,774	22,224	—		128,221
Product development	57,336	25,761	17,469	—		74,805
General and administrative	55,994	26,177	17,751	717	(i)(j)	74,462
Amortization of acquired intangibles	760	65	44	11,516	(g)	12,320
Restructuring expenses	11,983	—	—	—		11,983
Acquisition-related expenses	3,204	—	—	—		3,204
Total operating expenses	235,274	84,777	57,488	12,233		304,995
Income (loss) from operations	63,740	(21,338)	(14,470)	(26,144)		23,126
Other income (expense):
Interest income and other expense	1,201	(298)	(202)	(3,284)	(l)	(2,285)
Foreign currency loss	(2,158)	—	—	—		(2,158)
Total other income (expense), net	(957)	(298)	(202)	(3,284)		(4,443)
Income (loss) from continuing operations before income taxes	62,783	(21,636)	(14,672)	(29,428)		18,683
Provision for income taxes	23,006	(2,451)	(1,662)	(3,748)	(m)	17,596
Income (loss) from continuing operations	39,777	(19,185)	(13,010)	(25,680)		1,087
Income from discontinued operations, net	35,130	—	—	—		35,130
Net income (loss)	$74,907	(19,185)	$(13,010)	$(25,680)		$36,217
Earnings per share:
Basic:
Continuing operations	$0.73					$0.02
Discontinued operations	0.64					0.64
Net income per share	$1.37					$0.66
Diluted:
Continuing operations	$0.72					$0.02
Discontinued operations	0.63					0.63
Net income per share	$1.35					$0.65
Weighted average shares outstanding:
Basic	54,516				(h)	54,516
Diluted	55,379				(h)	55,903

See notes to the unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
NINE MONTHS ENDED AUGUST 31, 2014

	August 31, 2014 Progress (unaudited)	September 30, 2014 Telerik (unaudited)		Pro Forma and GAAP Adjustments		Pro Forma Progress (unaudited)
(In thousands, except per share data)	(in USD)	(in BGN)	(in USD)		Note	(in USD)
Revenue:
Software licenses	$76,645	21,426	$14,831	$(1,698)	(f)	$89,778
Maintenance and services	157,994	50,019	34,623	—		192,617
Total revenue	234,639	71,445	49,454	(1,698)		282,395
Costs of revenue:
Cost of software licenses	4,951	—	—	—		4,951
Cost of maintenance and services	16,276	11,119	7,697	—		23,973
Amortization of acquired intangibles	1,893	933	646	9,074	(g)	11,613
Total costs of revenue	23,120	12,052	8,343	9,074		40,537
Gross profit	211,519	59,393	41,111	(10,772)		241,858
Operating expenses:
Sales and marketing	71,425	29,927	20,715	—		92,140
Product development	45,568	21,115	14,616	—		60,184
General and administrative	35,236	15,927	11,025	6,616	(j)(k)	52,877
Amortization of acquired intangibles	428	—	—	8,670	(g)	9,098
Restructuring expenses	2,001	—	—	—		2,001
Acquisition-related expenses	3,148	—	—	—		3,148
Total operating expenses	157,806	66,969	46,356	15,286		219,448
Income (loss) from operations	53,713	(7,576)	(5,245)	(26,058)		22,410
Other income (expense):
Interest income and other expense	(813)	1,038	719	(2,339)	(l)	(2,433)
Foreign currency loss	(1,768)	—	—	—		(1,768)
Total other income (expense), net	(2,581)	1,038	719	(2,339)		(4,201)
Income (loss) from continuing operations before income taxes	51,132	(6,538)	(4,526)	(28,397)		18,209
Provision for income taxes	16,138	419	290	(2,802)	(m)	13,626
Income (loss) from continuing operations	34,994	(6,957)	(4,816)	(25,595)		4,583
Income from discontinued operations, net	—	—	—	—		—
Net income (loss)	$34,994	(6,957)	$(4,816)	$(25,595)		$4,583
Earnings per share:
Basic:
Continuing operations	$0.69					$0.09
Discontinued operations	—					—
Net income per share	$0.69					$0.09
Diluted:
Continuing operations	$0.68					$0.09
Discontinued operations	—					—
Net income per share	$0.68					$0.09
Weighted average shares outstanding:
Basic	50,975				(h)	51,150
Diluted	51,590				(h)	52,114

See notes to the unaudited pro forma condensed consolidated financial statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements
Note 1. Basis of Presentation

On December 2, 2014, Progress, through a wholly owned subsidiary, completed its acquisition of all of the outstanding securities of Telerik from the securityholders of Telerik (the "Acquisition"). As a result of the Acquisition, Telerik became an indirect wholly-owned subsidiary of Progress. The Acquisition was effected pursuant to a Securities Purchase Agreement (“the Purchase Agreement”), dated as of October 21, 2014, among Progress, Telerik, the persons and entities identified in the Purchase Agreement as "sellers" (collectively, the “Sellers”) and each of Vassil Terziev, Svetozar Georgiev and Summit Partners Venture Capital Fund II-A, L.P., solely in their capacity as the “securityholder representative” thereunder.

Pursuant to the Purchase Agreement, Progress acquired the securities of Telerik from the Sellers for an aggregate purchase price of $262.5 million (the “Consideration”). Approximately $10.5 million of the Consideration was paid to Telerik’s founders and certain other key employees in restricted stock units, subject to a vesting schedule and continued employment. Under the Purchase Agreement, 10% percent of the Consideration was deposited into an escrow account to secure certain indemnification and other obligations of the Sellers to Progress. Progress funded the Consideration through a combination of existing cash resources and a $150 million term loan.

The accompanying Pro Forma Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of the Company and Telerik, after giving effect to the Acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the Acquisition on the Company.

The Pro Forma Income Statements for the year ended November 30, 2013 and for the nine months ended August 31, 2014, give effect to the Acquisition as if it had occurred on December 1, 2012. The unaudited pro forma condensed consolidated statement of income for the year ended November 30, 2013 combines the audited historical results of the Company for the year ended November 30, 2013 (the Company’s fiscal year end) and the audited historical results of Telerik for the year ended December 31, 2013 (Telerik’s fiscal year end), which were adjusted in order to be consistent with the Company's classification of expenses. The unaudited pro forma condensed consolidated statement of operations for the nine months ended August 31, 2014 combines the unaudited historical results of the Company for the nine months ended August 31, 2014 and the unaudited historical results of Telerik for the nine months ended September 30, 2014, which were not audited or reviewed by independent auditors and were adjusted in order to be consistent with the Company’s classification of expenses. The Pro Forma Balance Sheet as of August 31, 2014 gives effect to the Acquisition as if it had occurred on August 31, 2014, combining the Company’s August 31, 2014 balance sheet with Telerik’s September 30, 2014 balance sheet, which was not audited or reviewed by independent auditors and was adjusted in order to be consistent with the Company’s account presentation.

The Acquisition was accounted for using the acquisition method of accounting in accordance with Accounting Standard Codification 805 -Business Combinations, and the Company’s cost to acquire Telerik has been allocated to the assets acquired and liabilities assumed based upon respective preliminary estimate of fair values as of the date of the Acquisition using assumptions that the Company’s management believes are reasonable given the information currently available. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and determining appropriate discount rates. The excess of the Consideration, less the fair value of the restricted stock units discussed above, over the estimated amounts of net assets as of the effective date of the Acquisition was allocated to goodwill in accordance with the accounting guidance. The amounts allocated to the acquired assets and assumed liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations are being performed and finalized based on certain valuations and other studies performed by the Company with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing Pro Forma Financial Statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after obtaining all available information to complete the valuation of acquired assets and liabilities.

Based on the Company’s preliminary review of Telerik’s summary of significant accounting policies disclosed in Telerik’s financial statements, the nature and amount of any adjustments to the historical financial statements of Telerik to conform their accounting policies to those of Progress are not expected to be significant.

Note 2. Purchase Price Allocation

The Consideration paid to complete the Acquisition was approximately $262.5 million and was funded through a combination of existing cash resources and a $150 million term loan. In addition, $10.5 million of the Consideration was paid to Telerik’s founders and certain other key employees in restricted stock units, subject to a vesting schedule and continued employment, and 10% percent of the Consideration was deposited into an escrow account to secure certain indemnification and other obligations of the Sellers to Progress.

The Consideration, less the fair value of the restricted stock units discussed above, has been allocated to Telerik’s tangible assets, identifiable intangible assets and assumed liabilities based on their estimated fair values. The excess of the Consideration, less the fair value of the restricted stock units discussed above, over the tangible assets, identifiable intangible assets and assumed liabilities will be recorded as goodwill. The Company’s estimates and assumptions in determining the estimated fair values of certain assets and liabilities are preliminary and are subject to change.

The total estimated purchase price was allocated as follows (in thousands):

Total
Net tangible assets	$8,114
Identifiable intangible assets	122,600
Deferred tax liabilities	(14,045)
Goodwill	135,331
Net assets acquired	$252,000

The preliminary fair value of the intangible assets has been estimated using the income approach in which the after-tax cash flows are discounted to present value. The cash flows are based on estimates used to price the Acquisition, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital. Based on the preliminary valuation, the acquired intangible assets are comprised of existing technology of approximately $64.8 million, customer relationships of approximately $46.6 million, and trademarks and trade names of approximately $11.2 million.

These preliminary estimates of fair value and estimated useful lives may vary materially from the final acquisition accounting, and the difference could have a material impact on the accompanying Pro Forma Financial Statements. As the Company completes its fair value analysis, additional information may be obtained by the Company regarding the specifics of Telerik’s intangible assets, and additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known as the Company completes its final acquisition accounting.

Deferred tax liabilities include tax effects of fair value adjustments related to identifiable intangible assets and deferred revenue. Tangible assets acquired and assumed liabilities, except for deferred revenue, were valued at their respective carrying amounts recorded by Telerik, as the Company believes that their carrying value amounts approximate their fair values at the acquisition date.

Acquisition-related transaction costs (e.g., advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred, but are required to be expensed as incurred. The Pro Forma Balance Sheet reflects approximately $1.8 million of estimated acquisition-related transaction costs of the Company as an increase to accrued expenses with a corresponding decrease in retained earnings.

Note 3. Pro Forma Adjustments

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained. Note that prior to making pro forma adjustments in the Pro Forma Financial Statements, certain balances were reclassified from the Telerik consolidated financial statements so their presentation would be consistent with Progress. In addition, the following pro forma adjustments exclude the decrease in interest income included in the Progress historical financial statements that would have resulted based on the estimated decrease in the Company’s cash available for investment as a result of cash utilized for the Acquisition, as the related interest that would have been earned would be immaterial.

(a) Acquisition Funding - The Acquisition was funded through the use of approximately $102.0 million of cash held by Progress and its subsidiaries at the time of Acquisition, as well as $150.0 million of term debt obtained as part of a new $300.0 million credit facility with JPMorgan Chase Bank, N.A., as Administrative Agent and the other lenders party thereto, which was entered into in connection with the Acquisition. Adjustments were made in the Pro Forma Financial Statements to reflect the use of cash and incurrence of term debt to fund the Acquisition and to increase interest expense related to such term debt in accordance with the terms of the new credit facility.

(b) Fair Value Adjustments - For purposes of the pro forma presentation, the following adjustments were made to reflect our preliminary estimate of the fair value of the net assets acquired: (i) the intangible assets of Telerik have been increased to approximately $122.6 million to reflect our preliminary estimate of the fair value of the acquired intangible assets, including trade names, technology assets, and customer relationship assets; (ii) the historical carrying values of Telerik's goodwill and intangible assets as of the Acquisition date of approximately $1.5 million and $1.4 million, respectively (which relate to prior Telerik acquisitions), were eliminated; (iii) the deferred revenue balance of Telerik was adjusted to reflect the fair value of the acquired balance; (iv) due to the difference in basis of the deferred revenue assumed between book and tax, we recorded a deferred tax liability of approximately $1.8 million using the statutory tax rate of Bulgaria (10%); (v) due to the difference in basis of the intangible assets acquired between book and tax, we recorded a deferred tax liability of approximately $12.3 million using the statutory tax rate of Bulgaria (10%). In addition, goodwill, representing the excess of the total purchase price over the fair value of the net assets acquired, was approximately $135.3 million. This allocation is based on preliminary estimates; the final allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be offset with adjustments to the amount allocated to goodwill.

(c) Telerik Debt - In accordance with the Acquisition agreement, Telerik was required to repay all outstanding debt prior to completion of the Acquisition; as such, an adjustment was made to eliminate Telerik's outstanding debt balance.

(d) Deferred Revenue under US GAAP - Telerik's financial statements were prepared in accordance with IFRS as issued by IASB. Therefore, certain adjustments have been made to convert Telerik's financial information to U.S. GAAP and to align their accounting policies with our U.S. GAAP accounting policies, resulting in an increase to deferred revenue of $19.5 million.

(e) Elimination of Telerik’s Stockholder Equity - An adjustment of $8.2 million to eliminate Telerik's stockholders’ equity balances was recorded in the Pro Forma Balance Sheet.

(f) Revenue under US GAAP - Telerik's financial statements were prepared in accordance with IFRS as issued by IASB. Therefore, certain adjustments have been made to convert Telerik's financial information to U.S. GAAP and to align their policies with our U.S. GAAP accounting policies.

(g) Amortization Expense Related to Acquired Intangible Assets - Acquired intangible assets were recorded at their estimated fair value of approximately $122.6 million. The weighted-average useful life of the acquired intangible assets is estimated at 5 years. Adjustments to record estimated amortization expense of $23.6 million and $17.7 million were made for the year ended November 30, 2013 and the nine months ended September 30, 2014, respectively (allocated between costs of revenue and operating expenses in accordance with the Company's policies), and were reflected in the Pro Forma Income Statement. In addition, adjustments to reverse Telerik's amortization expense of $0.9 million and $0.6 million were made for the year ended November 30, 2013 and nine months ended September 30, 2014, respectively. These expenses related to Telerik's acquisition-related intangible assets that existed prior to the Acquisition, and were subsequently eliminated as of the Acquisition date.

(h) Earnings per Share - Pro forma earnings per share for the year ended November 30, 2013 has been calculated using the same weighted average number of shares outstanding used by Progress in its earnings per share calculations, except for the addition of the shares related to the restricted stock units issued to the founders and certain key employees of Telerik in connection with the Acquisition.

(i) Impairment - Adjustments were made in the Pro Forma Income Statements to eliminate impairment charges of $2.8 million in Telerik's fiscal year 2013 financial statements related to Telerik's goodwill and intangible assets that were eliminated as of the Acquisition date.

(j) Holdback Awards - Adjustments were made in the Pro Forma Income Statements to record stock compensation expense relating to the consideration paid to Telerik’s founders and certain other key employees in restricted stock units as required by the Purchase Agreement. These restricted stock units were valued at $10.5 million and vesting is subject to continued employment during the two year period following the Acquisition date.

(k) Transaction Costs - Adjustments were made in the Pro Forma Financial Statements to eliminate the transaction costs of $0.4 million accrued by Telerik related to the Acquisition as Telerik was required to pay such costs prior to completion of the Acquisition. In addition, an adjustment was made in the Pro Forma Balance Sheet to record the Company's estimated acquisition-related transaction costs of approximately $1.8 million. The Pro Forma Income Statements do not reflect the estimated acquisition-related transaction costs incurred by the Company because they will not have a continuing impact on the combined results.

(l) Interest Expense - Adjustments were made in the Pro Forma Financial Statements to (i) record interest expense for the period presented, as a result of the new credit facility entered into by the Company in connection with the Acquisition, and (ii) eliminate interest expense paid by Telerik related to its outstanding debt because all such debt was satisfied at the time the Acquisition was completed.

(m) Income Taxes - Represents the income tax effect of the adjustments made at either the statutory tax rate of Bulgaria (10%)or the statutory tax rate of the U.S. (approximately 37%) depending on which jurisdiction the adjustment impacts.